Exhibit 99.1

Contact:	Jason B. Cagle
Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES THIRD QUARTER 2014 RESULTS

Dallas, Texas (November 5, 2014) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the third quarter and nine months ended September 30, 2014.

Third Quarter Financial Results

For the quarter ended September 30, 2014, consolidated net revenues increased 5% to $159.2 million compared with $151.0 million in the prior year period. Operating income for the third quarter increased 2% to $64.4 million, as compared with $63.1 million for the prior year period. EBITDA less noncontrolling interests increased 9% to $53.9 million in the third quarter of 2014 compared with $49.3 million for the prior year period.

Cash flows from operating activities for the third quarter of 2014 totaled $53.9 million compared with $50.7 million in the prior year period. During the third quarter of 2014, the Company and its consolidated subsidiaries invested $3.5 million in maintenance capital expenditures and an additional $0.3 million in the infrastructure of existing facilities.

Nine-Month Financial Results

For the nine months ended September 30, 2014, consolidated net revenues increased 3% to $466.1 million compared with $451.4 million in the prior year period. Operating income for the first nine months of 2014 was $183.7 million as compared with $181.9 million for the prior year period. EBITDA less noncontrolling interests was $151.7 million in the first nine months of 2014 as compared with $152.3 million for the first nine months of 2013.

Cash flows from operating activities for the nine months ended September 30, 2014, totaled $159.9 million compared with $128.1 million for the prior year period. During the first nine months of 2014, the Company and its consolidated subsidiaries invested $10.6 million in maintenance capital expenditures and an additional $2.2 million in the infrastructure of existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is a significant portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, the Company calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At September 30, 2014, 155 of the 219 facilities the Company operated were not consolidated.

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United Surgical Partners Announces Third Quarter 2014 Results

November 5, 2014

For the third quarter, the systemwide revenues of the facilities operated by the Company increased 11% on a year-over-year basis. On a same-store basis, systemwide net revenue increased 5% in the third quarter compared with the prior year period. For the first nine months of 2014, the systemwide revenues of the facilities operated by the Company increased 5% on a year-over-year basis. On a same-store basis, systemwide net revenue increased 3% for the first nine months of the year.

Development Activity

The Company acquired an interest in three facilities during the third quarter and one additional facility following quarter end. The Company expects to add two to four additional facilities in the remainder of 2014.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “The third quarter represented our strongest same-store volume performance since 2012, and we are pleased with the sequential improvement in operating and financial performance. We also continue to add new, high quality facilities and health system partners to our portfolio and anticipate an active fourth quarter from a development perspective.”

The live broadcast of USPI’s third quarter conference call will begin at 5:00 p.m. Eastern Time on November 5, 2014. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 220 facilities, of which 154 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Third Quarter 2014 Results

November 5, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$159,190	$151,009	$466,107	$451,352

Equity in earnings of unconsolidated affiliates	27,527	20,923	73,599	63,759

Operating expenses:
Salaries, benefits and other employee costs	44,383	40,991	129,878	120,425
Medical services and supplies	27,051	24,945	78,248	72,831
Other operating expenses	28,251	24,722	83,487	75,691
General and administrative expenses	11,718	10,396	34,958	30,793
Provision for doubtful accounts	2,918	1,599	7,526	7,781
Net (gain) loss on deconsolidations, disposals and impairments	1,419	(506)	2,336	4,893
Depreciation and amortization	6,608	6,683	19,616	20,758

Total operating expenses	122,348	108,830	356,049	333,172

Operating income	64,369	63,102	183,657	181,939
Interest expense, net	(23,697)	(23,710)	(70,090)	(76,226)
Loss on early retirement of debt	–	–	–	(5,536)
Other, net	(55)	1	(80)	(3)

Income from continuing operations before income taxes	40,617	39,393	113,487	100,174
Income tax expense	(8,623)	(7,462)	(21,997)	(17,903)

Income from continuing operations	31,994	31,931	91,490	82,271
Discontinued operations, net of tax	–	–	(332)	–

Net income	31,994	31,931	91,158	82,271
Less: Net income attributable to noncontrolling interests	(18,518)	(20,009)	(53,951)	(55,338)

Net income attributable to USPI’s common stockholder	$13,476	$11,922	$37,207	$26,933

Supplemental Data:
Facilities operated at period end	219	214	219	214

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United Surgical Partners Announces Third Quarter 2014 Results

November 5, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2014	Dec. 31, 2013
ASSETS

Current assets:
Cash and cash equivalents	$57,259	$78,741
Available for sale securities	9,230	10,802
Accounts receivable, net of allowance for doubtful accounts of $10,902 and $10,236, respectively	49,667	51,608
Other receivables	24,146	24,191
Inventories of supplies	8,326	9,049
Deferred tax assets, net	22,382	22,333
Other	16,483	16,076

Total current assets	187,493	212,800

Property and equipment, net	128,496	132,474
Investments in unconsolidated affiliates	609,481	521,833
Goodwill and intangible assets, net	1,599,125	1,585,401
Other	32,459	28,176

Total assets	$2,557,054	$2,480,684

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$18,588	$17,407
Accrued expenses and other	273,255	278,876
Current portion of long-term debt	18,940	18,916

Total current liabilities	310,783	315,199

Long-term debt	1,481,701	1,454,692
Other liabilities	230,303	217,573

Total liabilities	2,022,787	1,987,464

Noncontrolling interests—redeemable	179,439	166,578

USPI stockholder’s equity	306,387	279,622
Noncontrolling interests—nonredeemable	48,441	47,020

Total equity	354,828	326,642

Total liabilities and equity	$2,557,054	$2,480,684

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United Surgical Partners Announces Third Quarter 2014 Results

November 5, 2014

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended September 30,
	2014	2013	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	252,650	245,597	2.9%
Net revenue/case	$2,351	$2,301	2.2%
Net revenue	$593,910	$565,158	5.1%
Facility operating income margin(3)	24.9%	24.4%	50 bps

Other:
Total consolidated facilities	64	65

EBITDA less noncontrolling interests(4)
GAAP operating income	$64,369	$63,102	2.0%
Depreciation and amortization	6,608	6,683
Net loss (gain) on deconsolidations, disposals and impairments	1,419	(506)

EBITDA	72,396	69,279
Net income attributable to noncontrolling interests	(18,518)	(20,009)

EBITDA less noncontrolling interests	$53,878	$49,270	9.4%

	Nine Months Ended September 30,
	2014	2013	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$183,657	$181,939	0.9%
Depreciation and amortization	19,616	20,758
Net loss on deconsolidations, disposals and impairments	2,336	4,893

EBITDA	205,609	207,590
Net income attributable to noncontrolling interests	(53,951)	(55,338)

EBITDA less noncontrolling interests	$151,658	$152,252	(0.4%)

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss (gain) on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by USPI may not be comparable to similarly titled measures of other companies.

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